EXHIBIT 99

The unaudited reclassified summary segment financial information provided below is provided to reflect the realignment of the Company's reporting segments effective during the first quarter of 2014. The Company did not operate under the realigned structure for any of these prior periods and will begin to report comparative results under the new structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Reporting Segments

Reporting segment data on a quarterly basis for the year ended December 31, 2013 and on an annual basis for the years ended December 31, 2013 and 2012 is presented in the tables below:

	Year ended December 31, 2013					Year ended December 31, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenue:
GETS	$78,037	$79,951	$81,495	$81,806	$321,289	$325,046
PSS	177,108	168,759	182,002	180,729	708,598	710,268
MRI	14,321	14,653	14,419	14,579	57,972	69,644
Total revenue	$269,466	$263,363	$277,916	$277,114	$1,087,859	$1,104,958

Gross profit:
GETS	$21,524	$22,755	$22,665	$22,857	$89,801	$93,718
PSS	22,270	21,873	22,990	22,413	89,546	94,185
MRI	6,357	6,917	7,042	6,978	27,294	31,506
Total gross profit	$50,151	$51,545	$52,697	$52,248	$206,641	$219,409

Operating profit:
GETS (1)	$1,880	$2,842	$2,917	$3,759	$11,398	$12,714
PSS (1)	6,165	5,169	6,489	3,209	21,032	27,062
MRI (1)	1,629	2,060	1,987	1,927	7,603	9,874
Corporate (1)	(4,761)	(4,829)	(4,447)	(5,080)	(19,117)	(17,384)
Total operating profit	4,913	5,242	6,946	3,815	20,916	32,266
Other income (expense), net	(51)	(62)	(57)	(98)	(268)	(251)
Income before income taxes	$4,862	$5,180	$6,889	$3,717	$20,648	$32,015

(1)
In the fourth quarter of 2013, the Company recorded pre-tax charges of $5.7 million to "Restructuring and other related costs" related to the 2013 Restructuring Plan. The following table summarizes the amount of restructuring and other related costs recognized by reporting segment for the indicated period:

2013

GETS	$2,412
PSS	2,269
MRI	313
Corporate	722
Restructuring and other related costs	$5,716